Certificate of Amendment
                    (PURSUANT TO NRS 78.385 and 78.390)

            Certificate of Amendment to Articles of Incorporation
                       For Nevada Public Corporations
                       ------------------------------

        (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation: Two Moons Kachinas, Inc.

2. The articles have been amended as follows (provide articles numbers, if available):

    Article I: The name of the corporation is A.C.T. Holdings, Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: *

4.  Effective date of filing (optional): December 30, 2004.

5.  Officer Signature (required): /s/ David C. Merrell, President

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.